As filed with the Securities and Exchange Commission on March 24, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OVERLAND STORAGE, INC.

(Exact name of registrant as specified in its charter)

California	4820 Overland Avenue San Diego, California 92123	95-3535285
(858) 571-5555
(State of other jurisdiction of Incorporation or Organization)	(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(I.R.S. Employer Identification No.)

Eric L. Kelly

President and Chief Executive Officer

4820 Overland Avenue

San Diego, California 92123

(858) 571-5555

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Warren T. Lazarow, Esq.

Paul L. Sieben, Esq.

O’Melveny & Myers LLP

2765 Sand Hill Road

Menlo Park, California 94025

(650) 473-2600

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “accelerated filer,” “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, no par value per share	10,894,882 (2)	2.22	$24,186,638	$1,725

(1)	Pursuant to Rule 416(a) under the Securities Act, this registration statement shall be deemed to cover any additional shares of common stock that become issuable as a result of stock dividends, stock splits and similar transactions effected without receipt of consideration that results in an increase in the number of outstanding shares of the registrant’s common stock.
(2)	Estimated solely for the purpose of calculating the amount of registration fee pursuant to Rule 457(c) under the Securities Act. The proposed maximum offering price per share and proposed maximum aggregate offering price are based upon the average of the high $2.25 and low $2.19 sales prices of the registrant’s common stock on The NASDAQ Global Market on March 23, 2010. The registrant is not selling any shares of common stock in this offering and, therefore, will not receive any proceeds from this offering.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and the selling shareholders are not soliciting offers to buy these securities, in any state where the offer or sale of these securities is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 24, 2010

PROSPECTUS

10,894,882 Shares of Common Stock

This prospectus relates solely to the resale or other disposition by the selling shareholders identified in this prospectus, or their transferees, of up to an aggregate of (i) 4,521,616 shares of common stock issuable upon conversion of 794,659 shares of Series A Convertible Preferred Stock, and (ii) 6,373,266 shares of common stock issuable upon exercise of warrants. The shares of Series A Convertible Preferred Stock and warrants were issued and sold to the selling shareholders pursuant to a Purchase Agreement, dated as of February 18, 2010, between the Company and the selling shareholders, or the Purchase Agreement.

The selling shareholders may, from time to time, sell, transfer, or otherwise dispose of any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. See “Plan of Distribution” for additional information.

We are not offering any shares of common stock for sale under this prospectus, and we will not receive any of the proceeds from the sale or other disposition of the shares of common stock covered hereby. However, we will receive the exercise price of any warrants exercised for cash.

Our common stock is traded on The NASDAQ Global Market under the symbol “OVRL”. On March 23, 2010, the last reported sale price for our common stock on The NASDAQ Global Market was $2.25 per share.

We will pay the expenses related to the registration of the shares of common stock covered by this prospectus. The selling shareholders will pay any commissions and selling expenses they may incur.

Our business and an investment in our securities involve significant risks. You should read the section entitled “Risk Factors” on page 8 of this prospectus and the risk factors incorporated by reference into this prospectus as described in that section before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2010

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration or continuous offering process.

You should read this prospectus and the information and documents incorporated by reference carefully because these documents contain important information you should consider when making your investment decision. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

You should rely only on the information provided in this prospectus and the information and documents incorporated by reference into this prospectus. We have not, and the selling shareholders have not, authorized anyone to provide you with different information. This prospectus is not an offer to sell these securities, and the selling shareholders are not soliciting offers to buy these securities, in any state where the offer or sale of these securities is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares of common stock. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

In this prospectus, unless otherwise indicated or the context otherwise requires, references to “Overland,” “we,” “company,” “us,” or “our” refer to Overland Storage, Inc. and its consolidated subsidiaries, and references to “selling shareholders” refer to those shareholders listed herein under “Selling Shareholders,” and their transferees.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Securities Exchange Act of 1934, as amended, or the Exchange Act. You can find, copy and inspect information we file with the SEC (including exhibits to such documents) at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain additional information about the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a site on the Internet at http://www.sec.gov which contains reports, proxy statements and other information that we file electronically with the SEC. You may also review such reports, proxy statements and other documents we file with the SEC on our website at http://www.overlandstorage.com. Information included on our website is not a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are “incorporating by reference” information into this prospectus. This means that we are disclosing important information to you by referring you to another document that has been filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information contained in documents filed earlier with the SEC or contained in this prospectus. We incorporate by reference into this prospectus the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the initial filing date of the registration statement of which this prospectus forms a part and prior to the termination of this offering (except in each case the information contained in such documents to the extent “furnished” and not “filed”):

•	our Annual Report on Form 10-K for our fiscal year ended June 28, 2009, filed with the SEC on September 9, 2009, as amended by Amendment No. 1 on Form 10-K/A filed with the SEC on October 7, 2009;

•	our Quarterly Report on Form 10-Q for our fiscal quarter ended September 27, 2009, filed with the SEC on November 12, 2009;

•	our Quarterly Report on Form 10-Q for our fiscal quarter ended December 27, 2009, filed with the SEC on February 10, 2010;

•

our Current Reports on Form 8-K, filed with the SEC on June 30, 2009, September 14, 2009, September 21, 2009, October 2, 2009, October 16, 2009, November 4, 2009, December 9, 2009, December 21, 2009, January 8, 2010, January 24, 2010 (Items 1.01, 3.02, 3.03, 5.02 and 5.03 only), March 3, 2010 and March 22, 2010;

•

the description of our common stock in our registration statement on Form 8-A, registering our common stock under the Exchange Act, filed with the SEC on January 29, 1997 pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description; and

•

the description of our common stock purchase rights contained in our registration statement on Form 8-A, registering our common stock under the Exchange Act, filed with the SEC on August 26, 2005 pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

You may obtain copies, without charge, of documents incorporated by reference in this prospectus, by requesting them in writing or by telephone from us as follows:

Overland Storage, Inc.

4820 Overland Avenue

San Diego, CA 92123

Attention: Investor Relations

(800) 729-8725

Exhibits to the filings will not be sent unless those exhibits have been specifically incorporated by reference in this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents we incorporate by reference in this prospectus or any prospectus supplement contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, or the Securities Act, and Section 21E of the Exchange Act. Additionally, we or our representatives may, from time to time, make other written or verbal forward-looking statements. These forward-looking statements relate to future events, plans, expectations and objectives regarding our business, financial condition and performance, and results of operations. In some cases, you can identify these forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “project,” “forecast,” “anticipate,” “continue,” “assumption” or the negative of these terms or variations thereof, or the use of future tense, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. We caution you not to place undue reliance on forward-looking statements, which are based upon assumptions, expectations, plans and projections and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks and other factors include, among other things, those factors referred to under the caption “Risk Factors” on page 8 and the risk factors incorporated by reference into this prospectus as described in that section, and in the documents we incorporate into this prospectus or any prospectus supplement by reference and which may be included in any accompanying prospectus supplement.

These forward-looking statements reflect our current views with respect to future events and are based on our currently available financial, economic and competitive data and on current business plans. We may not actually achieve the plans, intentions or expectations disclosed in these forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual events or results may differ materially depending on risks and uncertainties that may affect our operations, markets, services, prices and other factors. Factors that could cause or contribute to such differences include: our ability to maintain and increase sales volumes of our products; our ability to continue to aggressively control costs; the continued availability of our non-OEM accounts receivable financing arrangements; our ability to generate cash from operations or raise outside capital to service and repay debt as it comes due; our ability to introduce new competitive products and the degree of market acceptance of such new products; the timing and market acceptance of new products introduced by our competitors; our ability to maintain strong relationships with branded channel partners; customers’, suppliers’ and creditors’ perceptions of our continued viability; rescheduling or cancellation of customer orders; loss of a major customer; general competition and price measures in the market place; unexpected shortages of critical components; worldwide information technology spending levels; our ability to fund our operations; and general economic conditions.

We intend that all forward-looking statements made will be subject to safe harbor protection of the federal securities laws pursuant to Section 27A of the Securities Act and Section 21E of the Exchange Act. Except as required by law, we do not undertake any responsibility to update these forward-looking statements to take into account events or circumstances that occur after the date of this prospectus or any prospectus supplement. Additionally, we do not undertake any responsibility to update you on the occurrence of any unanticipated events which may cause actual results to differ from those expressed or implied by these forward-looking statements.

PROSPECTUS SUMMARY

The following is only a summary and therefore does not contain all of the information you should consider before investing in our securities. We urge you to read this entire prospectus, including the matters discussed under “Risk Factors” and the risk factors incorporated by reference into this prospectus as described in that section, and the more detailed consolidated financial statements, notes to the consolidated financial statements and other information incorporated by reference from our other filings with the SEC.

Our Company

We are a trusted global provider of unified data management and data protection solutions designed to enable small and medium enterprises, or SMEs, corporate departments, and small and medium businesses, or SMBs, to anticipate and respond to change. Whether an organization’s data is distributed around the corner or across continents, our solutions tie it all together for easy and cost-effective management of different tiers of information over time. We enable companies to expend fewer resources on information technology, or IT, allowing them to focus on being more responsive to the needs of their customers.

We develop and deliver a comprehensive solution set of award-winning products and services for moving and storing data throughout the organization and during the entire data lifecycle. Our Snap Server® is a complete line of network attached storage and storage area network solutions designed to ensure primary and secondary data is accessible and protected regardless of its location. Our Snap Server solutions are available with backup, replication and mirroring software in fixed capacity or highly scalable configurations. These solutions provide simplified disk-based data protection and maximum flexibility to protect mission critical data for both continuous local backup and remote disaster recovery. Our NEO SERIES® and REO SERIES® of virtual tape, tape backup and archive systems are designed to meet the need for cost-effective, reliable data storage for long-term archiving and compliance requirements.

Our approach emphasizes long term investment protection for our customers and reduces the complexities and ongoing costs associated with storage management. Moreover, most of our products are designed with a scalable architecture which enables companies to purchase additional storage as needed, on a just-in-time basis, and make it available instantly without downtime.

End users of our products include SMEs, SMBs, distributed enterprise companies such as divisions and operating units of large multi-national corporations, governmental organizations and educational institutions. Our products are used in a broad range of industries including financial services, video surveillance, healthcare, retail, manufacturing, telecommunications, broadcasting, research and development and many others.

We sell our solutions worldwide—in the Americas, Europe, the Middle East, Africa and the Asia Pacific region. We generate sales through:

•	our branded channel, which consists of commercial distributors, direct market resellers and value-added resellers; and

•	private label arrangements with original equipment manufacturers (OEMs).

We were incorporated in California in 1980 as Overland Data, Inc., and changed our name to Overland Storage, Inc. in 2002. Our principal executive offices are located at 4820 Overland Avenue, San Diego, California 92123 and our main telephone number is (858) 571-5555. Our internet address is http://www.overlandstorage.com. Except for the documents referred to under “Where You Can Find Additional Information” which are specifically incorporated by reference into this prospectus, information contained on our website or that can be accessed through our website does not constitute a part of this prospectus. We have included our website address only as an interactive textual reference and do not intend it to be an active link to our website.

Communication with NASDAQ

On December 15, 2009, we received written notification from The NASDAQ Stock Market, Inc., or NASDAQ, that because we had not regained compliance with the minimum market value of publicly held shares of $15 million requirement set forth in NASDAQ Listing Rule 5450(b)(1)(C) by the December 14, 2009 expiration of the 90-day compliance period for this requirement, our common stock would be delisted from The NASDAQ Global Market unless we requested an appeal of this determination to a NASDAQ Hearings Panel, or the Panel. We requested an appeal of the determination and met with the Panel on January 20, 2010. On March 3, 2010, we received written notification from the Panel that it would continue the listing of our common stock on The NASDAQ Global Market subject to our demonstrating compliance with all continued listing standards of The NASDAQ Global Market on or before June 14, 2010. We are taking steps to regain compliance with all continued listing standards of The NASDAQ Global Market but we cannot provide any assurance that we will be able to do so on or before June 14, 2010. Alternatively, we may transfer the listing of our common stock to The NASDAQ Capital Market but we cannot provide any assurance that we will meet all of the listing standards for listing on The NASDAQ Capital Market at that time. See “Risk Factors—Risks Related to Our Company” for additional information.

Recent Financing

On February 18, 2010, we entered into a placement agency agreement, or the Placement Agency Agreement, with Roth Capital Partners, LLC, or the Placement Agent, relating to a proposed offering of our securities.

On February 18, 2010, we entered into the Purchase Agreement pursuant to which we issued and sold in a private placement an aggregate of 794,659 shares of Series A Convertible Preferred Stock, no par value per share, or the Series A Preferred Stock, initially convertible into 4,521,616 shares of common stock, and (ii) warrants initially exercisable to purchase up to 6,373,266 shares of common stock, or the Warrants, for an aggregate offering price of approximately $11.9 million, or the PIPE.

In addition, in connection with the PIPE and as partial compensation for the Placement Agent’s services, we issued to the Placement Agent warrants initially exercisable to purchase up to 180,865 shares of common stock at an exercise price of $2.952 per share, or the Placement Agent Warrants.

Pursuant to the terms of the Purchase Agreement, we agreed to solicit shareholder approval of the PIPE at a shareholders’ meeting to be held not later than April 30, 2010, or the Shareholders’ Meeting. We have filed a preliminary proxy statement with the SEC for the Shareholders’ Meeting with a meeting date of April 23, 2010.

Series A Preferred Stock

On February 19, 2010, we filed the Certificate of Determination of Rights, Preferences, Privileges and Restrictions of Series A Convertible Preferred Stock, or the Certificate of Determination, to our Amended and Restated Articles of Incorporation, or the Articles of Incorporation, with the Secretary of State of the State of California, establishing the Series A Preferred Stock. Each share of Series A Preferred Stock has a stated value of $15.00, or the Stated Value. Each holder of shares of Series A Preferred Stock is entitled to receive cumulative dividends at the rate of 6% per annum of the Stated Value for each share of Series A Preferred Stock held by such holder, provided that no dividends will be payable on any shares of Series A Preferred Stock that are converted into shares of common stock on or prior to June 30, 2010. Each share of Series A Preferred Stock is entitled to a liquidation preference equal to the greater of (i) the Stated Value plus any accrued and unpaid dividends or (ii) such amount per share of Series A Preferred Stock as would have been payable had such share of Series A Preferred Stock been converted into shares of common stock immediately prior to such liquidation.

The shares of Series A Preferred Stock are convertible into shares of common stock at an initial conversion price of $2.6362 per share and are convertible (a) at the option of the holder at any time after March 11, 2010 (the record date for the Shareholders’ Meeting), or (b) automatically if the shareholders approve the PIPE at the Shareholders’ Meeting, provided that in the case of clause (a), the conversion of shares of Series A Preferred Stock into shares of common stock is subject to a 20% blocker provision to comply with NASDAQ Listing Rules, which provision will expire if the shareholders approve the PIPE at the Shareholders’ Meeting. Except as is otherwise required by law, holders of shares of Series A Preferred Stock are entitled to vote together with shares of common stock (based on one vote per share of Series A Preferred Stock) on any matter on which the holders of common stock are entitled to vote, provided that no shares of Series A Preferred Stock may be voted at the Shareholders’ Meeting to approve the PIPE.

In addition, for so long as any shares of Series A Preferred Stock remain outstanding, we may not, among other things, (1) authorize, create, designate, establish or issue an increased number of shares of Series A Preferred

Stock or any other class or series of capital stock ranking senior to or on parity with the shares of Series A Preferred Stock, (2) amend any existing stock option, stock compensation or stock purchase plan to increase the number of shares of Common Stock covered thereby except as permitted by the Certificate of Determination or adopt any new plan, (3) enter into any transaction with any affiliate or shareholder of the Company without the approval of a majority of the non-employee members of our board of directors, (4) amend, alter or repeal, whether by merger, consolidation or otherwise the Articles of Incorporation, the Certificate of Determination or our Amended and Restated Bylaws in a manner which would adversely affect any right, preference, privilege or voting power of the shares of Series A Preferred Stock, or (5) directly or indirectly purchase, redeem, repurchase or otherwise acquire any shares of common stock or any other class or series of our capital stock other than repurchases from current or former employees, consultants or directors upon termination of service.

Warrants

Each Warrant has an initial exercise price of $2.583 per share of common stock ($2.952 per share of common stock in the case of the Placement Agent Warrants). The Warrants and the Placement Agent Warrants are immediately exercisable, have a five year term and provide for weighted-average anti-dilution protection. The Warrants and the Placement Agent Warrants are subject to a 20% blocker provision and a floor on adjustments to the exercise price to comply with NASDAQ Listing Rules, which provisions will expire if the shareholders approve the PIPE at the Shareholders’ Meeting.

Registration Rights Agreement

We also entered into a Registration Rights Agreement, dated as of February 22, 2009, by and among the Company, the Investors and the Placement Agent, or the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, we agreed to file a registration statement with the SEC within 30 days of closing the PIPE, or the Filing Deadline, to register the shares of common stock issuable upon conversion of the Series A Preferred Stock and exercise of the Warrants and the Placement Agent Warrants. The registration statement of which this prospectus is a part has been filed to satisfy this obligation. The Placement Agent has elected to not include the shares of common stock issuable upon exercise of the Placement Agent Warrants in the registration statement of which this prospectus is a part. In addition, if the registration statement is not declared effective by the SEC within 120 days of the closing of the PIPE (or earlier in certain circumstances) or if we do not meet certain other obligations set forth in the Registration Rights Agreement, we will be required to pay liquidated damages in an amount equal to 1.5% of the aggregate amount invested by each selling shareholder for each 30-day period or pro rata portion thereof during which we are not in compliance with the terms of the Registration Rights Agreement.

The shares of Series A Preferred Stock, the Warrants and the Placement Agent Warrants, and the shares of common stock issuable upon conversion of the Series A Preferred Stock and exercise of the Warrants and the Placement Agent Warrants, were offered and sold by us pursuant to an exemption from the registration requirements of the Securities Act provided by Section 4(2) thereunder.

The above descriptions of the Placement Agency Agreement, the Purchase Agreement, the Certificate of Determination, the Warrants and the Registration Rights Agreement are qualified in their entirety by reference to Exhibits 1.1, 10.1, 3.1, 4.2 and 4.3, respectively, to our Current Report on Form 8-K filed with the SEC on February 24, 2010, and the above description is qualified in its entirety by reference to these documents.

The Offering

Common stock offered by the selling shareholders:	10,894,882 shares

Common stock to be outstanding after the offering:	17,236,030 (1)

Nasdaq Global Market symbol:	OVRL

Use of proceeds:	We will not receive any of the proceeds from the sale or other disposition of the shares of common stock offered hereby. However, we will receive the exercise price of any warrants exercised for cash.

Risk factors:	See “Risk Factors” beginning on page 8 and the risk factors incorporated by reference into this prospectus as described in that section, and the other information included in this prospectus or incorporated by reference for a discussion of factors you should consider before making an investment decision

(1)	The number of shares of common stock shown to be outstanding is based on the number of shares of common stock outstanding as of March 4, 2010 (excluding shares of common stock issuable upon conversion of the Series A Preferred Stock and exercise of the Warrants and the Placement Agent Warrants, or reserved for issuance upon the exercise of options granted or available under our equity compensation plans as of such date) plus the number of shares of common stock offered hereby.

RISK FACTORS

An investment in our securities involves a high degree of risk. In addition to the other information included in this prospectus, you should carefully consider each of the following risk factors, as well as those set forth in our most recent Annual Report on Form 10-K on file with the SEC, which is incorporated by reference into this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and the accompanying prospectus supplement. The risks and uncertainties not presently known to us or that we currently deem immaterial may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

Risks Related to Our Company

Our cash and other sources of liquidity may not be adequate to fund our operations for the next twelve months. If we raise additional funding through sales of equity or equity-based securities, your shares will be diluted. If we need additional funding for operations and we are unable to raise it, we may be forced to liquidate assets and/or curtail or cease operations.

Management has projected that cash on hand, including cash received from the PIPE, and funding available under our non-OEM accounts receivable financing agreements will be sufficient to allow us to continue operations at current levels into the first quarter of fiscal 2011. Significant changes from our current forecast, including, but not limited to: (i) shortfalls from projected sales levels; (ii) unexpected increases in product costs; (iii) increases in operating costs; and/or (iv) changes to the historical timing of collecting accounts receivable or to the borrowing terms on our non-OEM accounts receivable financing arrangements, could have a material adverse affect on our ability to access the level of funding necessary to continue operations at current levels. In any of these events, management would be forced to make further reductions in spending, may be forced to further extend payment terms with suppliers, liquidate assets where possible, and/or to suspend or curtail planned programs. Any of these actions could materially harm our business, results of operations and future prospects.

As a result of our recurring losses from operations and negative cash flows, the report from our independent registered public accounting firm regarding our consolidated financial statements for the year ended June 30, 2009 includes an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern.

If we need additional funding for operations and we are unable to raise it, we may be forced to liquidate assets and/or curtail or cease operations. In addition, such funding may not be available on favorable terms, or at all. If we raise additional funds by selling additional shares of our capital stock, or securities convertible into shares of our capital stock, the ownership interest of our existing shareholders will be diluted. The amount of dilution could be increased by the issuance of warrants or securities with other dilutive characteristics, such as anti-dilution clauses or price resets. If we cease to continue as a going concern due to lack of available capital or otherwise, you may lose your entire investment in our company.

We entered into a strategic manufacturing agreement with Foxconn as an outsourced manufacturer of our products. Our use of an outsourced manufacturing provider may not produce the intended benefits.

In October 2009, we entered into a strategic manufacturing agreement with Foxconn in order to strengthen our product supply chain and global manufacturing capabilities. Foxconn initially will collaborate with us on the manufacturing of one product line. The manufacturing agreement provides a framework for expansion of the collaboration to other product lines should the parties mutually decide to expand the relationship. Neither party is obligated to expand the relationship.

The transition to outsourced manufacturing is a complex task. If not properly executed, delays in transition may occur, product quality may decline and product cost may increase. If Foxconn is unable or unwilling to complete the transition in a timely and satisfactory manner, we may be required to continue to manufacture longer than originally intended or to locate an acceptable alternative manufacturer. Assuming a successful transition is completed, we still may have to change to another manufacturer because of problems with delivery schedules, manufacturing quality, product costs or other factors.

In addition to the above, reliance on outsourced manufacturing involves a number of risks, including reduced control over delivery schedules, manufacturing quality and product costs. Further, our requirements represent only a small portion of the total capacity of Foxconn, who could re-allocate capacity to other customers even during periods of high demand for our products. In addition, the continuing tight credit in financial markets may affect the ability of Foxconn and other suppliers to maintain their production capacity and result in a reduction in their supply to us. If we are unable to obtain our products from Foxconn and other suppliers on schedule, or at all, our ability to satisfy customer demand will be harmed and revenue from the sale of products may be lost or delayed.

Any problems associated with the matters discussed above could result in significant expense, delays in shipment, a significant loss of potential revenues and may adversely affect the market price of our common stock.

We have received notification from NASDAQ that we do not meet The NASDAQ Global Market’s continued listing requirement for the minimum market value of publicly held shares. If our common stock is delisted from The NASDAQ Global Market and we are not able to transfer our listing to The NASDAQ Capital Market, our stock price could be adversely affected and the liquidity of our common stock could be impaired.

On December 15, 2009, we received written notification from NASDAQ that because we had not regained compliance with the minimum market value of publicly held shares of $15 million requirement set forth in NASDAQ Listing Rule 5450(b)(1)(C) by the December 14, 2009 expiration of the 90-day compliance period for this requirement, our common stock would be delisted from The NASDAQ Global Market unless we requested an appeal of this determination to the Panel. We requested an appeal of the determination and met with the Panel on January 20, 2010. On March 3, 2010, we received written notification from the Panel that it would continue the listing of our common stock on The NASDAQ Global Market subject to our demonstrating compliance with all continued listing standards of The NASDAQ Global Market on or before June 14, 2010. We are taking steps to regain compliance with all continued listing standards of The NASDAQ Global Market but we cannot provide any assurance that we will be able to do so on or before June 14, 2010.

If we are unable to regain compliance within the time period permitted by the Panel, we may file an appeal to the NASDAQ Listing and Hearings Review Council, or the Listing Council, or the Listing Council may review the Panel’s decision on its own accord. A review by the Listing Council does not delay the delisting decision unless the Listing Council determines in its discretion to do so. The Listing Council currently has discretion to grant an exception for up to 360 days after the NASDAQ Staff’s initial delisting decision, but we can provide no assurance that the Listing Council would delay an unfavorable delisting decision or grant any exception. Alternatively, we may transfer the listing of our common stock to The NASDAQ Capital Market but we cannot provide any assurance that we will meet all of the listing standards for listing on The NASDAQ Capital Market at that time.

In addition, on December 8, 2009, we effected a one-for-three reverse split of our common stock to regain compliance with the minimum bid price of $1.00 per share requirement set forth in NASDAQ Listing Rule 5450(a)(1). Though the bid price of our common stock has remained above $1.00 per share since the reverse split, we cannot guarantee that it will remain at or above $1.00 per share. If the bid price drops below $1.00 per share, our common stock could become subject to delisting again and we may seek shareholder approval for an additional reverse split. A second reverse split could produce negative effects and we cannot provide any assurance that it would result in a long-term or permanent increase in the bid price of our common stock. For example, a second reverse split could make it more difficult for us to comply with other listing standards of NASDAQ, including requirements related to the minimum number of shares that must be in the public float, the minimum market value of publicly held shares and the minimum number of round lot holders. In addition, investors might consider the increased proportion of unissued authorized shares of common stock to issued shares of common stock to have an anti-takeover effect under certain circumstances by allowing for dilutive issuances which could prevent certain shareholders from changing the composition of our board of directors.

Any delisting of our common stock by NASDAQ could adversely affect our ability to attract new investors, decrease the liquidity of our outstanding shares of common stock, reduce our flexibility to raise additional capital, reduce the price at which our common stock trades and increase the transaction costs inherent in trading such shares with overall negative effects for our shareholders. In addition, delisting of our common stock could deter broker-dealers from making a market in or otherwise seeking or generating interest in our common stock, and might deter certain institutions and persons from investing in our securities at all. For these reasons and others, delisting could adversely affect our business, financial condition and results of operations.

Risks Related to this Offering

The holders of Series A Preferred Stock have certain rights and privileges that are senior to shares of common stock.

The rights of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of Series A Preferred Stock that have been issued. All outstanding shares of Series A Preferred Stock will convert into shares of common stock if the shareholders approve the PIPE at the Shareholders’ Meeting. However, there can be no assurance that our shareholders will approve the PIPE. In that case, shares of Series A Preferred Stock will remain outstanding and will be entitled to a liquidation preference and cumulative dividends at the rate of 6% per annum. In addition, for so long as any shares of Series A Preferred Stock remain outstanding, we may not take certain actions that might otherwise be in the best interests of our company and our shareholders. See “Prospectus Summary – Recent Financing – Series A Preferred Stock” for additional information.

Furthermore, if shares of Series A Preferred Stock remain outstanding, it could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock, which could delay, defer, or prevent a change in control that might be in the best interests of our company and our shareholders.

Our stock price has been volatile and your investment in our common stock could decrease in value.

There has been significant volatility in the market price and trading volume of equity securities, in many cases unrelated to the financial performance of the companies issuing the securities. These broad market fluctuations may negatively affect the market price of our common stock. You may not be able to resell your shares of common stock at or above the price you pay for those shares due to fluctuations in the market price caused by changes in our operating performance or prospects and other factors, including, among others:

•	actual or anticipated fluctuations in our operating results or future prospects;

•	our announcements or our competitors’ announcements of new products;

•	public reaction to our press releases, our other public announcements and our filings with the SEC;

•	strategic actions by us or our competitors;

•	changes in financial markets or general economic conditions;

•	our ability to raise additional capital as needed;

•	developments regarding our patents or proprietary rights or those of our competitors; and

•	changes in stock market analyst recommendations or earnings estimates regarding our common stock, other comparable companies or our industry generally.

Future sales of our common stock could adversely affect the market price and our future capital-raising activities could involve the issuance of equity securities, which would dilute your investment and could result in a decline in the trading price of our common stock.

We may sell securities in the public or private equity markets if and when conditions are favorable, even if we do not have an immediate need for additional capital at that time. Sales of substantial amounts of common stock, or the perception that such sales could occur, could adversely affect the prevailing market price of shares of our common stock and our ability to raise capital. We may issue additional shares of common stock in future financing transactions or as incentive compensation for our executive management and other key personnel, consultants and advisors. Issuing any equity securities would be dilutive to the equity interests represented by our then-outstanding shares of common stock. The market price for our common stock could decrease as the market takes into account the dilutive effect of any of these issuances.

Sales of shares issued in recent placements may cause the market price of our shares to decline.

On February 22, 2010, we closed the PIPE and issued 794,659 shares of Series A Preferred Stock, initially convertible into 4,521,616 shares of common stock, Warrants initially exercisable to purchase up to 6,373,266 shares of common stock, and Placement Agent Warrants initially exercisable to purchase up to 180,865 shares of common stock. We have agreed to register with the SEC the shares of common stock issuable upon conversion of the Series A Preferred Stock and exercise of the Warrants and the Placement Agent Warrants for resale. The Placement Agent has elected to not include the shares of common stock issuable upon exercise of the Placement Agent Warrants in the registration statement of which this prospectus is a part. Upon the effectiveness of the registration statement of which this prospectus is a part, the 10,894,882 shares of common stock issuable upon conversion of the Series A Preferred Stock and exercise of the Warrants may be freely sold in the open market. The sale of a significant amount of these shares in the open market or the perception that these sales may occur could cause the market price of our common stock to decline or become highly volatile.

We may have to pay liquidated damages to our investors, which will increase our negative cash flows.

In connection with the PIPE described above, we entered into the Registration Rights Agreement. Under the terms of the Registration Rights Agreement, if the registration statement of which this prospectus is a part has not been declared effective within the time periods specified in the Registration Rights Agreement (with certain limited exceptions), or we otherwise fail to comply with certain provisions set forth in the Registration Rights Agreement, then we will be required to pay the investors, as liquidated damages, 1.5% of the amount invested for each 30-day period (or pro rata portion thereof) during which such failure continues until the shares are sold or can be sold without restriction under Rule 144. There can be no assurance that the registration statement of which this prospectus is a part will be declared or will remain effective by the SEC for the time periods necessary to avoid payment of liquidated damages.

We do not expect to pay cash dividends on our common stock for the foreseeable future.

We have never paid cash dividends on our common stock and do not anticipate that any cash dividends will be paid on the common stock for the foreseeable future. The payment of any cash dividend by us will be at the discretion of our board of directors and will depend on, among other things, our earnings, capital, regulatory requirements and financial condition.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale or other disposition of the shares of common stock offered hereby. However, we will receive the exercise price of any warrants exercised for cash. To the extent that we receive cash upon exercise of any warrants, we expect to use that cash for general corporate purposes.

SELLING SHAREHOLDERS

We have prepared this prospectus to allow the selling shareholders or their donees, pledgees, transferees or other successors in interest to sell or otherwise dispose of, from time to time, up to 10,894,882 shares of our common stock issuable upon conversion of the Series A Preferred Stock and exercise of the Warrants acquired pursuant to the Purchase Agreement. The table below presents information regarding the selling shareholders, the shares of common stock beneficially owned prior to the closing of the PIPE and the shares of common stock that they may sell or otherwise dispose of from time to time under this prospectus.

We do not know when or in what amounts the selling shareholders may sell or otherwise dispose of the shares of common stock covered hereby. The selling shareholders might not sell any or all of the shares covered by this prospectus or may sell or dispose of some or all of the shares other than pursuant to this prospectus. Because the selling shareholders may not sell or otherwise dispose of some or all of the shares covered by this prospectus and because there are currently no agreements, arrangements or understandings with respect to the sale or other disposition of any of the shares, we cannot estimate the number of the shares that will be held by the selling shareholders after completion of the offering. However, for purposes of this table, we have assumed that all of the shares of common stock covered by this prospectus will be sold by the selling shareholders.

	Beneficial Ownership (1)
		Acquired in PIPE
Name of Selling Shareholder (2)	Number of Shares Beneficially Owned Prior to Closing of the PIPE	Upon Conversion of Series A Preferred Stock	Upon Exercise of Warrants	Number of Shares Offered Hereby	Number of Shares Beneficially Owned After the Offering	Percent of Class
Special Situations Fund III Q.P., L.P. (3)	—	1,327,667	1,871,348	3,199,015	—	*
Special Situations Private Equity Fund, L.P. (3)	—	948,331	1,336,677	2,285,008	—	*
Special Situations Technology Fund, L.P. (3)	—	132,765	187,134	319,899	—	*
Special Situations Technology Fund II, L.P. (3)	—	815,566	1,149,542	1,965,108	—	*
Orphan Fund, L.P. (4)	174,577	189,665	267,334	456,999	174,577	1.0%
Nanocap Fund, L.P. (4)	120,000	94,830	133,667	228,497	120,000	*
Stephens Industry II, L.P. (4)	120,000	284,500	401,003	685,503	120,000	*
Pergament Multi-Strategy Opportunities, LP (5)	—	189,665	267,334	456,999	—	*
Steven J. Brown (6)	—	18,965	26,733	45,698	—	*
Kingsbrook Opportunities Master Fund LP (7)	—	189,665	267,333	456,998	—	*
Eric L. Kelly (8)	137,665	49,310	69,507	118,817	137,665	*
Del Rey Management, L.P.	—	56,900	80,201	137,101	—	*
Great Gable Master Fund, Ltd.	—	29,588	41,704	71,292	—	*
Great Gable Fund II, LP	—	8,342	11,762	20,104	—	*
Nathaniel T. Cornell	—	37,930	53,467	91,397	—	*
Michael W. Foster	—	37,930	53,467	91,397	—	*
Sandpiper Capital High Yield Fund LLC	—	37,930	53,467	91,397	—	*
Jillian Mansolf (9)	30,000	22,760	32,080	54,840	30,000	*
Scott McClendon (10)	232,270	18,965	26,733	45,698	232,270	1.3%
Christopher S. Gopal (11)	11,667	18,965	26,733	45,698	11,667	*
Albert R. Longfield & Tina M. Longfield	—	11,380	16,040	27,420	—	*

*	Less than 1%.
(1)	Beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act and generally includes voting or investment power with respect to securities and including any securities that grant the selling shareholder the right to acquire shares of common stock within 60 days of March 4, 2010. Based on 17,236,030 shares of common stock issued and outstanding as of March 4, 2010, assuming full conversion of all 794,659 shares of Series A Preferred Stock into 4,521,616 shares of common stock and full exercise of all Warrants to purchase 6,373,266 shares of common stock.
(2)	Unless otherwise noted, this table is based on information supplied to us by the selling shareholders and certain of our records.
(3)

MGP Advisors Limited, or MGP, is the general partner of the Special Situations Fund III, QP, L.P. AWM Investment Company, Inc., or AWM, is the general partner of MGP and the investment adviser to the Special Situations Fund III, QP, L.P., the Special Situations Technology Fund, L.P., the Special Situations Technology Fund II, L.P. and the Special

Situations Private Equity Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP and AWM. Through their control of MGP and AWM, Messrs. Marxe and Greenhouse share voting and investment control over the portfolio securities of each of the funds listed above.

(4)	Stephens Investment Management, LLC, or SIM, serves as general partner and investment manager for Orphan Fund, L.P., or Orphan Fund, Nanocap Fund, L.P., or Nanocap Fund, and Stephens Industry II, L.P., or Industry Fund. SIM and Paul Stephens, Brad Stephens and Bart Stephens, as managing members and owners of SIM, may be deemed to beneficially own the securities owned by Orphan Fund, Nanocap Fund and Industry Fund, insofar as they may be deemed to have the power to direct the voting or disposition of such securities. Each of SIM and Messrs. Stephens disclaim beneficial ownership as to such securities, except to the extent of its or his pecuniary interest therein.
(5)	Arthur Pergament, Michael Rieger and Steven Brown share voting and investment power over these securities.
(6)	Includes 45,698 shares of common stock beneficially owned by Mr. Brown. Also includes securities beneficially owned by Pergament Multi-Strategy Opportunities, LP as described in note (5) above over which Mr. Brown shares voting and investment power.
(7)	Kingsbrook Partners LP, or Kingsbrook Partners, is the investment manager of Kingsbrook Opportunities Master Fund LP, or Kingsbrook Opportunities, and consequently has voting control and investment discretion over securities held by Kingsbrook Opportunities. Kingsbrook Opportunities GP LLC, or Opportunities GP, is the general partner of Kingsbrook Opportunities and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Opportunities. KB GP LLC, or GP LLC, is the general partner of Kingsbrook Partners and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Partners. Ari J. Storch, Adam J. Chill and Scott M. Wallace are the sole managing members of Opportunities GP and GP LLC and, as a result, may be considered beneficial owners of any securities deemed beneficially owned by Opportunities GP and GP LLC. Each of Kingsbrook Partners, Opportunities GP, GP LLC and Messrs. Storch, Chill and Wallace disclaim beneficial ownership of these securities.
(8)	Mr. Kelly is our President and Chief Executive Officer and a member of our board of directors. Includes 118,817 shares of common stock issuable upon conversion of Series A Preferred Stock and exercise of Warrants acquired in the PIPE and beneficially owned by a revocable family trust for which Mr. Kelly serves as a trustee. The number of shares of common stock beneficially owned prior to the closing of the PIPE includes 666 shares held directly by Mr. Kelly and 136,999 shares underlying options granted to Mr. Kelly and exercisable within 60 days of March 4, 2010.
(9)	Ms. Mansolf is our Vice President of Worldwide Sales and Marketing. Includes 54,840 shares of common stock issuable upon conversion of Series A Preferred Stock and exercise of Warrants acquired in the PIPE and beneficially owned by Ms. Mansolf and her husband, Dwight E. Mansolf, as joint tenants. The number of shares beneficially owned prior to the closing of the PIPE includes 30,000 shares of common stock underlying options granted to Ms. Mansolf and exercisable within 60 days of March 4, 2010.
(10)	Mr. McClendon is our Chairman of the Board. Includes 45,698 shares of common stock issuable upon conversion of Series A Preferred Stock and exercise of Warrants acquired in the PIPE and beneficially owned by The McClendon Family Trust DTD 12/31/1991, or the McClendon Family Trust, for which Mr. McClendon and his wife, Elizabeth C. McClendon, serve as trustees. The number of shares of common stock beneficially owned prior to the closing of the PIPE includes 128,333 shares held directly by the McClendon Family Trust, 33,333 shares held directly by Mr. McClendon through his self-directed IRA, 333 shares held directly by Mrs. McClendon and 70,271 shares underlying options granted to Mr. McClendon and exercisable within 60 days of March 4, 2010.
(11)	Dr. Gopal is our Vice President of Worldwide Operations. Includes 45,698 shares of common stock issuable upon conversion of Series A Preferred Stock and exercise of Warrants acquired in the PIPE and beneficially owned by Dr. Gopal. The number of shares of common stock beneficially owned prior to the closing of the PIPE includes 11,667 shares underlying options granted to Dr. Gopal and exercisable within 60 days of March 4, 2010.

PLAN OF DISTRIBUTION

The selling shareholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling shareholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholders may also sell shares of common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling shareholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling shareholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be, “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling shareholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of common stock to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling shareholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling shareholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold without restriction pursuant to Rule 144 of the Securities Act.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by O’Melveny & Myers LLP, Menlo Park, California.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended June 28, 2009 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table lists the costs and expenses payable by the registrant in connection with the sale of the shares of common stock covered by this prospectus other than any sales commissions or discounts, which expenses will be paid by the selling shareholders. All amounts shown are estimates except for the SEC registration fee.

SEC registration fee	$1,725

Legal fees and expenses	26,500

Accounting fees and expenses	11,500

Miscellaneous expenses	1,275

Total	$41,000

Item 15.	Indemnification of Directors and Officers

California Incorporation

Section 317 of the California General Corporation Law, or the CGCL, provides a detailed statutory framework covering limitation of liability of directors in certain instances and indemnification of any officer or other agent of a corporation who is made or threatened to be made a party to any legal proceeding by reason of his or her services on behalf of such corporation.

With respect to limitation of liability, the CGCL permits a California corporation to adopt a provision in its articles of incorporation reducing or eliminating the liability of a director to the corporation or its shareholders for monetary damages for breach of the fiduciary duty of care, provided that such liability does not arise from certain proscribed conduct (including intentional misconduct and breach of duty of loyalty). The CGCL in this regard relates only to actions brought by shareholders on behalf of the corporation (i.e., “derivative actions”) and does not apply to claims brought by outside parties.

With respect to indemnification, the CGCL provides that to the extent any officer, director or other agent of a corporation is successful “on the merits” in defense of any legal proceeding to which such person is a party or is threatened to be made a party by reason of his or her service on behalf of such corporation or in defense of any claim, issue, or matter therein, such agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith, but does not require indemnification in any other circumstance. The CGCL also provides that a corporation may indemnify any agent of the corporation, including officers and directors, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in a third party proceeding against such person by reason of his or her services on behalf of the corporation, provided the person acted in good faith and in a manner he or she reasonably believed to be in the best interests of such corporation. The CGCL further provides that in derivative suits a corporation may indemnify such a person against expenses incurred in such a proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and its shareholders. Indemnification is not available in derivative actions (i) for amounts paid or expenses incurred in connection with a matter that is settled or otherwise disposed of without court approval or (ii) with respect to matters for which the agent shall have been adjudged to be liable to the corporation unless the court shall determine that such person is entitled to indemnification.

The CGCL permits the advancing of expenses incurred in defending any proceeding against a corporate agent by reason of his or her service on behalf of the corporation upon the giving of a promise to repay any such sums in the event it is later determined that such person is not entitled to be indemnified. Finally, the CGCL provides that the indemnification provided by the statute is not exclusive of other rights to which those seeking indemnification may be entitled, by bylaw, agreement or otherwise, to the extent additional rights are authorized in a corporation’s articles of incorporation. The law further permits a corporation to procure insurance on behalf of its directors, officers and agents against any liability incurred by any such individual, even if a corporation would not otherwise have the power under applicable law to indemnify the director, officer or agent for such expenses.

The registrant’s articles of incorporation and bylaws implement the applicable statutory framework by limiting the personal liability of directors for monetary damages for a breach of a director’s fiduciary duty of care and making indemnification mandatory in those situations where it is merely permissible under the CGCL.

General

The registrant maintains insurance for officers and directors against certain liabilities, including liabilities under the Securities Act. The effect of this insurance is to indemnify any officer or director of the registrant against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, incurred by an officer or director upon a determination that such person acted in good faith. The registrant pays the premiums for such insurance.

Pursuant to separate indemnification agreements with the registrant, each executive officer and director of the registrant is indemnified against all liabilities relating to his or her position as an executive officer or director of the registrant, to the fullest extent permitted under applicable law.

The registrant may also enter into indemnification agreements with underwriters or agents providing that the underwriters or agents, as applicable, have to indemnify and hold harmless the registrant, its directors, each officer who signed the registration statement and any person who controls the registrant within the meaning of the Securities Act, from and against certain civil liabilities, including liabilities under the Securities Act.

Item 16.	Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit Number	Description

3.1	Certificate of Determination of Rights, Preferences, Privileges and Restrictions of Series A Convertible Preferred Stock (incorporated by reference to the Company’s Form 8-K filed with the SEC on February 24, 2010).

4.1	Placement Agency Agreement (incorporated by reference to the Company’s Form 8-K filed with the SEC on February 24, 2010).

4.2	Form of Purchase Agreement (incorporated by reference to the Company’s Form 8-K filed with the SEC on February 24, 2010).

4.3	Form of Common Stock Certificate (incorporated by reference to the Company’s Form 10-K filed with the SEC on September 27, 2002).

4.4	Form of Common Stock Purchase Warrant (incorporated by reference to the Company’s Form 8-K filed with the SEC on February 24, 2010).

4.5	Form of Registration Rights Agreement (incorporated by reference to the Company’s Form 8-K filed with the SEC on February 24, 2010).

4.6	Shareholder Rights Agreement, dated August 22, 2005, between Overland Storage, Inc. and Wells Fargo Bank, N.A., as Rights Agent (incorporated by reference to the Company’s Form 8-K filed August 26, 2005).

5.1	Opinion of O’Melveny & Myers LLP.

23.1	Consent of PricewaterhouseCoopers LLP, an Independent Registered Public Accounting Firm.

23.2	Consent of O’Melveny & Myers LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page of the Registration Statement hereto).

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement. Provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

provided, however, that paragraphs (i), (ii), and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for purposes of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 24 th day of March, 2010.

OVERLAND STORAGE, INC.

By:	/S/ ERIC L. KELLY
Eric L. Kelly
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Eric L. Kelly and Kurt L. Kalbfleisch, jointly and severally, as his or her attorney-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement, including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in their capacities and on the date indicated.

Signature	Title	Date

/S/ ERIC L. KELLY	President, Chief Executive Officer and Director (Principal Executive Officer)	March 24, 2010
Eric L. Kelly

/S/ KURT L. KALBFLEISCH	Vice President of Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	March 24, 2010
Kurt L. Kalbfleisch

/S/ ROBERT A. DEGAN		March 24, 2010
Robert A. Degan	Director

/S/ NORA DENZEL		March 24, 2010
Nora Denzel	Director

/S/ SCOTT MCCLENDON		March 24, 2010
Scott McClendon	Chairman of the Board

/S/ MICHAEL NORKUS		March 24, 2010
Michael Norkus	Director

EXHIBIT INDEX

Number	Description

3.1	Certificate of Determination of Rights, Preferences, Privileges and Restrictions of Series A Convertible Preferred Stock (incorporated by reference to the Company’s Form 8-K filed with the SEC on February 24, 2010).

4.1	Placement Agency Agreement (incorporated by reference to the Company’s Form 8-K filed with the SEC on February 24, 2010).

4.2	Form of Purchase Agreement (incorporated by reference to the Company’s Form 8-K filed with the SEC on February 24, 2010).

4.3	Form of Common Stock Certificate (incorporated by reference to the Company’s Form 10-K filed with the SEC on September 27, 2002).

4.4	Form of Common Stock Purchase Warrant (incorporated by reference to the Company’s Form 8-K filed with the SEC on February 24, 2010).

4.5	Form of Registration Rights Agreement (incorporated by reference to the Company’s Form 8-K filed with the SEC on February 24, 2010).

4.6	Shareholder Rights Agreement, dated August 22, 2005, between Overland Storage, Inc. and Wells Fargo Bank, N.A., as Rights Agent (incorporated by reference to the Company’s Form 8-K filed August 26, 2005).

5.1	Opinion of O’Melveny & Myers LLP.

23.1	Consent of PricewaterhouseCoopers LLP, an Independent Registered Public Accounting Firm.

23.2	Consent of O’Melveny & Myers LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page of the Registration Statement hereto).